Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 30, 2020, relating to the financial statements and financial highlights of FPA Queens Road Small Cap Value Fund (formerly Queens Road Small Cap Value Fund), a series of Bragg Capital Trust, for the year ended May 31, 2020, and to the references to our firm under the headings “Appendix C — Financial Highlights” and “Appendix F — Form of Agreement and Plan of Reorganization” in the Combined Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
November 13, 2020

C O H E N & COMPANY, LTD.

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board